Exhibit 10.11
SECOND AMENDMENT TO LEASE

    THIS SECOND AMENDMENT TO LEASE (the “Second Amendment”) is dated as of the 19 day of October, 2001, by and between CRESCENT BROOKDALE ASSOCIATES, LLC, a Georgia limited liability company (the “Landlord”), successor to Crescent Resources, LLC, the successor to Crescent Resources, Inc., and OUTBACK STEAKHOUSE, INC., a Delaware corporation (the “Tenant”).

RECITALS

    A. Landlord and Tenant entered into a certain Lease Agreement dated as of September 10, 1998, as amended by First Amendment dated June 14, 1999, (the “Lease”) with respect to certain Premises described therein and containing 93,198 rentable square feet of space located on the fourth and fifth floors of Corporate Center One at International Plaza.

    B. Tenant wishes to increase the size of the Premises by leasing 16,498 rentable square feet of space on the third floor of the Building and Landlord is willing to add such space to the Premises subject to the terms and conditions described herein.

    C. Ariba, Inc. (“Ariba”), another tenant in the Building, wishes to vacate the space to be leased by Tenant and Landlord is willing to lease such space to Tenant on terms and conditions described herein.

    D. Tenant understands that this space expansion is contingent upon Landlord and Ariba entering into a lease amendment regarding the space to be vacated by Ariba on terms and conditions acceptable to Landlord and that Landlord may cancel this Second Amendment if the space is not vacated by Ariba.

AMENDMENT

    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Landlord and Tenant do hereby agree as follows:

    1. Defined Terms; Recitals. Except as otherwise set forth herein, all terms contained in this Second Amendment shall have the same meaning ascribed to them in the Lease. The Recitals set forth above are true and correct.

    2. Space Expansion. Effective November 1, 2001, the Premises are hereby expanded to include the space described on Exhibit A attached hereto located on the third floor of the Building (the “Expansion Space”). Such Expansion Space is agreed to contain 16,498 rentable square feet, therefore the Premises Net Rentable Area as provided in the Lease Summary is increased to 109,696 square feet effective November 1, 2001. The Commencement Date for the Expansion Space shall be November 1, 2001, and shall expire November 30, 2005 (the “Expansion Space Term”). Tenant shall have the right and option to extend the Expansion Space Term by exercising its Renewal Option as described below. If Tenant does not exercise its Renewal Option to extend the Expansion Space Term, then the Lease shall terminate as to the Expansion Space on November 30, 2005.

    3. Base Rental. Base Rental for the Expansion Space shall be waived for the month of November, 2001, however Tenant shall have access to the Expansion Space beginning November 1, 2001, in order to prepare such Expansion Space for use and occupancy by Tenant. Base Rental shall be payable by Tenant as to the Expansion Space at a different rate per rentable square foot than is applicable to the original Premises. Accordingly, Base Rental as to the Expansion Space containing Net Rentable Area of 16,498 square feet shall be payable from and after December 1, 2001, in the following annual and monthly rental amounts during the following Periods of the Expansion Space Term:

	Annual Rent Per
Period	Rentable Square Foot	Monthly Rent

12/01/01 - 11/30/02	$24.46	$33,628.42
12/01/02 - 11/30/03	$25.20	$34,645.80
12/01/03 - 11/30/04	$25.95	$35,676.93
12/01/04 - 11/30/05	$26.73	$36,749.30

    Tenant shall pay Base Rental for the Expansion Space as described above in advance on the first day of each month in addition to Base Rental due for the original Premises as described in the Lease.

    4. Expense Stops. The Basic Costs Expense Stop as to the Expansion Space shall be Seven and 00/100 Dollars ($7.00) per rentable square foot of the Expansion Space. Tenant shall pay Landlord for increases in Basic Costs above the

Basic Costs Expense Stop for the Expansion Space as described in Paragraph 7 of the Lease. The Premises Electrical Expense Stop shall be seventy cents (70 cents) per rentable square foot of the Expansion Space. Tenant shall pay electrical expenses for the Expansion Space exceeding such Premises Electrical Expense Stop pursuant to Paragraph 13 of the Lease.

    5.Space Expansion Fee. Landlord expects to receive a Space Reduction Fee from Ariba as consideration for reducing the amount of space leased by Ariba in the Building. Provided that such Space Reduction Fee is paid to Landlord, then Landlord shall pay to Tenant a fee in the amount Four Hundred Thirty Six Thousand Nine Hundred Ninety Five and 00/100 Dollars ($436,995.00) (the “Space Expansion Fee”) as consideration for Tenant’s expansion of the Premises to include the Expansion Space and to assist Tenant in preparing such Expansion Space for use and occupancy by Tenant. Such Space Expansion Fee shall be paid by Landlord to Tenant within ten (10) days after the Commencement Date of the Expansion Space Term.

    6. Expansion Space. The Expansion Space shall be accepted by Tenant “as is” and Landlord shall have no obligation to construct or alter improvements in the Expansion Space. Tenant may make alterations to the Expansion Space pursuant to Paragraph 12 of the Lease. Plans and specifications for such alterations shall be subject to Landlord’s reasonable review and approval and the cost of such alterations shall be paid by Tenant.

    7. Parking. During the Expansion Space Term, Tenant shall be entitled to the use of additional parking spaces at the rate of Five (5 parking spaces for each one thousand (1,000) square feet of usable area of the Expansion Space, including one (1) additional reserved parking space.

    8. Renewal Option. Tenant shall have the option to renew this Lease as to the Expansion Space for one (1) Renewal Term commencing December 1, 2005, and expiring March 31, 2010, which is the expiration date of the Lease Term for the original Premises. Such Renewal Term shall be subject to the provisions of the Lease and at the then current market rental rate for renewal leases in Class A office buildings in the Westshore Business District of Tampa, Florida, as such rental rate is reasonably determined by agreement of Landlord and Tenant or determined by the three-appraiser method described below if Landlord and Tenant cannot agree. Tenant shall exercise such Renewal Option by written notice to Landlord given no later than December 1, 2004. If Landlord and Tenant, acting in good faith, have not, within thirty (30) days after such exercise, executed a renewal amendment to the Lease which amendment states, inter alia, the rental rate applicable to the Expansion Space during the Renewal Term, then Landlord and Tenant shall each select a MAT appraiser who, in turn, shall select a third MAT appraiser. The three (3) appraisers shall determine by majority action the market rental rate for renewal leases in Class A office buildings in the Westshore Business District of Tampa, Florida. The determination of the three appraisers shall be binding on Landlord and Tenant and shall establish the rental rate for the Expansion Space during such Renewal Term. The above notwithstanding, the rental rate for the Expansion Space during the Renewal Term shall be no less than the average rental rate for the Expansion Space for the two (2) years of the Expansion Space Term immediately preceding the Renewal Term. Landlord and Tenant shall each bear the cost of the appraiser they selected and shall share equally the cost of the third appraiser. Tenant may exercise its option to renew and Tenant’s exercise of that option shall be effective only if, at the time of Tenant’s exercise and on the commencement date of any Renewal Term, the Lease is in full force and effect and Tenant is not in default under the Lease beyond any applicable cure period; provided that Tenant must, in any event, cure any then existing default within its applicable cure period or such exercise shall, at Landlord’s option, be deemed ineffective and null and void in its entirety. Upon exercise of the Renewal Option and determination of the rental rate, the Lease as to the Expansion Space shall be extended for the Renewal Term.

    9. Real Estate Broker. Landlord and Tenant represent and warrant to the other that it neither consulted nor negotiated with any broker or finder with regard to the Expansion Space or this Second Amendment except for Cushman & Wakefield of Florida, Inc. (“Cushman”) and CLW Real Estate Services Group (“CLW”). Landlord shall pay a leasing commission to CLW in the amount of Fifty Five Thousand and 00/100 Dollars ($55,000.00) if and when Landlord receives the Space Reduction Fee from Ariba. Ariba shall be solely responsible for paying any commission due to or claimed by Cushman. If any claim for brokerage fees in connection with this Second Amendment is made by any other broker, realtor or agent claiming to have dealt through or on behalf of the parties hereto, such party shall indemnify, defend and hold the other party harmless from all liabilities, damages, claims, costs and expenses with respect to such claim for broker fees or commission.

    10.  Landlord’s Contingency. Tenant acknowledges that Landlord is entering into this Second Amendment in anticipation of Ariba vacating the Expansion Space on terms and conditions acceptable to Landlord. If Landlord and Ariba do not enter into a lease amendment excluding the Expansion Space from the premises leased to Ariba by October 31, 2001, or if Ariba does not pay Landlord the Space Reduction Fee by November 1, 2001, then Landlord shall have the right, but not the obligation, to cancel this Second Amendment, in which event the Premises shall not be expanded and the Lease shall continue in full force and effect as to the original Premises. If Landlord elects to cancel this Second Amendment, then Landlord shall provide written notice of such election to Tenant at the Notice Address of Tenant set forth in the Lease, failing which notice, this Second Amendment shall remain in full force and effect.

    11. Tenant’s Contingency. Landlord acknowledges that Tenant is entering into this Second Amendment in anticipation of (i) Landlord entering into an agreement with Ariba to terminate Ariba’s lease with respect to the Expansion Space and deliver possession of the Expansion Space to Tenant, and (ii) Landlord paying to Tenant the Space Expansion Fee. If Landlord does not enter into an agreement with Ariba terminating Ariba’s lease with respect to the Expansion Space by November 1, 2001 and pay to Tenant the Space Expansion Fee within the date provided herein, then Tenant shall have the right to terminate this Second Amendment in which event the Premises shall not be expanded and the Lease shall continue in full force and effect.

    12. Binding Effect. The Lease, as modified by this Second Amendment, and all covenants, agreements, exhibits, terms and conditions contained therein, shall remain in full force and effect and is hereby ratified and confirmed. The provisions of this Second Amendment shall control conflicting provisions of the Lease.

    IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day and year first above written.

LANDLORD		TENANT

CRESCENT BROOKDALE		OUTBACK STEAKHOUSE, INC.,
ASSOCIATES, LLC, a Georgia		a Delaware corporation
Limited liability company

By:	/s/ Fred Henritze	By:	/s/ Robert S. Merritt

Name:	Fred Henritze	Name:	Robert S. Merritt

Title:	Senior Vice President	Title:	Chief Financial Officer

Date:	10-19-01	Date:	10-11-01

Attachment

Exhibit A - Expansion Space